Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

BioScrip announces entry into new credit facility and results of tender offer and consent SOLICITATION

Elmsford, NY – July 31, 2013 – BioScrip®, Inc. (NASDAQ: BIOS) (“BioScrip”) announced today that it has entered into (i) a senior secured first-lien revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility”), (ii) a senior secured first-lien term loan B in an aggregate principal amount of $250.0 million (the “Term Loan B Facility”) and (iii) a senior secured first-lien delayed draw term loan B in an aggregate principal amount of $150.0 million (the “Delayed Draw Term Loan Facility” and, together with the Revolving Credit Facility and the Term Loan B Facility, the “Senior Credit Facilities”) with SunTrust Bank, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc.

The proceeds of the loans under the Senior Credit Facilities will be used to (i) fund a portion of the purchase price for BioScrip’s previously announced acquisition of the business of CarePoint Partners Holdings LLC (the “CarePoint Acquisition”), (ii) refinance certain existing indebtedness of BioScrip and its subsidiaries, including the payment of the purchase price for the 10 ¼% Senior Notes due 2015 (CUSIP No. 09069NAC2) (the “Notes”) tendered and accepted for purchase in the Company’s previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) and the payment of the redemption price for the Notes that remain outstanding after completion of the Offer, and (iii) fund other general corporate purposes of BioScrip and its subsidiaries, including acquisitions, investments, capital expenditures and working capital needs. The Delayed Draw Term Loan Facility will be funded in connection with the closing of the CarePoint Acquisition.

BioScrip also announced today that it has received and accepted for purchase approximately $126.2 million aggregate principal amount of its outstanding Notes that were validly tendered by 5:00 p.m., New York City time, on July 30, 2013 (the “Expiration Date”), which was the deadline for holders to submit tenders in order to receive the consent payment in connection with the Consent Solicitation as well as the withdrawal deadline and the expiration date of the Offer. BioScrip has received consents from holders of approximately 56.08% of the Notes as of the Expiration Date.

The consents received from the holders of Notes are sufficient to approve the proposed amendments to the indenture governing the Notes as set forth in BioScrip’s Offer to Purchase and Consent Solicitation Statement dated June 3, 2013 and the related Letter of Transmittal and Consent, pursuant to which the Offer was made. The proposed amendments eliminate substantially all of the restrictive covenants and certain default provisions contained in the indenture governing the Notes. On July 31, 2013, BioScrip entered into a supplemental indenture with U.S. Bank National Association, the trustee for the Notes, giving effect to the proposed amendments to the indenture. The supplemental indenture is binding on the holders of Notes not purchased in the Offer.

Page 2: BioScrip announces entry into new credit facility and results of tender offer and consent SOLICITATION

BioScrip previously announced on July 19, 2013 that it has irrevocably called for redemption on August 19, 2013 (the “Redemption Date”) all Notes that remain outstanding on the Redemption Date after completion of the Offer, at a redemption price equal to 105.125% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. Notices of redemption were delivered on behalf of BioScrip by the trustee to the registered holders of such Notes. On July 31, 2013, BioScrip satisfied and discharged its obligations under the indenture relating to the Notes, by depositing with the trustee the sum of $107,773,870.75 (the “Discharge Amount”). BioScrip instructed the trustee to hold the Discharge Amount as trust moneys pursuant to the indenture and to pay all outstanding Notes at the redemption price of 105.125% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers, we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements" conveying management’s expectations as to the future based on current plans, estimates and projections. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue"  or comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and, because such statements inherently involve risks and uncertainties, actual results may differ materially from those in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  BioScrip does not undertake any duty to update these forward-looking statements after the date hereof, even though BioScrip’s situation may change in the future, except, with respect to the Offer, as required by law. All of the forward-looking statements herein are qualified by these cautionary statements.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929